EXHIBIT B
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                           O'SULLIVAN CORPORATION
                 1995 OUTSIDE DIRECTORS STOCK OPTION PLAN

     1. Purpose. This 1995 Outside Directors Stock Option Plan (the "Plan") is intended to advance the interests of the Company by providing members of the Company's Board of Directors who are not employees of the Company or a Subsidiary with an opportunity to acquire a proprietary interest in the Company and an additional incentive to promote its success. The Plan is intended to conform to the provisions of Securities and Exchange Commission Rule 16b-3.

     2. Definitions. As used in the Plan, the following terms have the meanings indicated:

         (a)  "Act" means the Securities Exchange Act of 1934, as amended.

         (b)  "Board" means the Board of Directors of the Company.

         (c)  "Code" means the Internal Revenue Code of 1986, as amended.

         (d) "Company" means O'Sullivan Corporation, a Virginia corporation.

         (e) "Company Stock" means common stock of the Company. In the event of a change in the capital structure of the Company (as provided in Section 11), the shares resulting from such a change shall be deemed to be Company Stock within the meaning of the Plan.

         (f) "Date of Grant" means the date on which an Option is granted pursuant to the Plan.

         (g) "Disability" means the inability of an Eligible Director to perform the services for which the Eligible Director was employed because of a mental or physical infirmity, or both, as determined by a physician satisfactory to the Company.

         (h) "Eligible Director" means a member of the Board who is not an employee of the Company or a subsidiary.

         (i) "Fair Market Value" means the mean of the highest and lowest registered sales prices of the Company Stock on the exchange on which the Company Stock generally has the greatest trading volume. Fair Market Value shall be determined as of the applicable date specified in the Plan or, if there are no trades on such date, the value shall be determined as of the last preceding day on which the Company Stock is traded.

         (j) "Option" means a right to purchase Company Stock granted under the Plan, at a price determined in accordance with the Plan.

         (k) "Rule 16b-3" means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Act. A reference in the Plan to Rule 16b-3 shall include a reference to any corresponding subsequent rule or any amendments to Rule 16b-3 enacted after the effective date of the Plan.

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     3.  Stock.  Subject to Section 11 of the Plan, there shall be reserved for issuance under the Plan an aggregate of 200,000 shares of Company
Stock, which shall be authorized, but unissued, shares. The aggregate number of shares of Company Stock reserved shall be reduced by the issuance of shares upon the exercise of Options, but it shall not be reduced if Options, for any reason, expire or terminate unexercised, and such shares may again be subjected to an Option under the Plan.

     4. Administration. The Board shall be responsible for the proper implementation of the Plan. The Board shall not exercise any discretion with respect to the administration of the Plan, except as may be permitted by Rule 16b-3. Grants of Options under the Plan shall be automatic as described in Section 6. The Board shall have all powers vested in it by the terms of the Plan, including the authority (within the limitations described in the Plan) to prescribe the form of the Option agreements. Any decision of the Board with respect to the Plan shall be final and conclusive. The Board may act only by a majority of its members in office, except that the members may authorize any one or more of their number or any officer of the Company to execute and deliver documents on behalf of the Board. The Board may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

     5. Participation in the Plan. Each member of the Board who is not an employee of the Company or a Subsidiary shall be an Eligible Director and shall receive Options under the Plan.

     6.  Grant of Stock Options.

         (a) Options shall automatically be granted to all Eligible Directors in the Plan as follows:

              (i) As of April 25, 1995, each Eligible Director as of that date shall receive an Option to purchase 10,000 shares of Company Stock.

              (ii) As of each April 25 thereafter, each Eligible Director as of that date shall receive an Option to purchase 1,000 shares of Company Stock.

              (iii) Each Eligible Director who first becomes an Eligible Director after April 25, 1995 shall receive an Option to purchase 10,000 shares of Company Stock as of the date on which he first becomes an Eligible Director and shall be eligible thereafter to receive the grants described in subsection (ii) above.

              (iv) If at any time there are not sufficient shares available under the Plan to permit the automatic Option grants described above, the Option grants shall be reduced pro rata (to zero, if necessary) so as not to exceed the number of shares available under the Plan.

         (b) The exercise price of shares of Company Stock covered by an Option shall be equal to 100% of the Fair Market Value of such shares on the Date of Grant.

         (c) All Options granted under the Plan shall be nonstatutory stock options and shall not be entitled to special tax treatment under Code section 422.
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         (d)  Each Option shall be exercisable for a period of ten years after the date of grant, except as provided in subsection (e) below, and except that no Options may be exercised before the shareholders of the Company approve the Plan.

         (e) An Option may only be exercised while the Eligible Director is a member of the Board, except that:

              (i) If an Eligible Director ceases to be a member of the Board after he attains age 65 or on account of his Disability or death, the Eligible Director (or his legatees or distributees or the personal representative of his estate) may exercise any outstanding Options until the first occur of (x) the date that is one year after the Eligible Director ceases to be a member of the Board or (y) the date that is ten years after the Date of Grant.

              (ii) If an Eligible Director ceases to be a member of the Board for any reason other than one described in subsection (i) above, the Eligible Director may exercise his outstanding Options until the first to occur of (x) the date that is 90 days after the Eligible Director ceases to be a member of the Board or (y) the date that is ten years after the Date of Grant.

              (iii) If an Eligible Director dies after he ceases to be a member of the Board, but within the time period during which his outstanding Options may be exercised, the Eligible Director's outstanding Options may be exercised by his legatees or distributees or the personal representative of his estate within the applicable time period described above.

         (f) Each Option shall be evidenced by a written agreement in such form as the Board shall from time to time approve and as shall be consistent with the terms of the Plan.

     7.  Method of Exercise of Options.

         (a) Options may be exercised by giving written notice of the exercise to the Company, stating the number of shares the Eligible Director (or his legatees or distributees or the personal representative of his estate) has elected to purchase. Such notice shall be effective only if accompanied by the Option exercise price in full. The person exercising an Option (i) may pay the Option exercise price in cash, (ii) may deliver shares of Company Stock that the person has owned for at least six months (valued at their Fair Market Value on the date of exercise) in satisfaction of all or any part of the exercise price, or (iii) may deliver a properly executed exercise notice, together with irrevocable instructions to a broker to deliver promptly to the Company, from the sale or loan proceeds with respect to the sale of Company Stock or a loan secured by Company Stock, the amount necessary to pay the exercise price.

         (b) Any person exercising an Option shall agree, as a condition of the exercise of an Option, to pay to the Company, or to make arrangements satisfactory to the Company regarding the payment of, any applicable withholding taxes.




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         (c)  The Company may place on a certificate representing Company
     Stock issued upon the exercise of an Option any legend deemed desirable by the Company's counsel to comply with federal or state securities laws, and the Company may require a customary written indication of the investment intent of the person exercising the Option. Until the person exercising the Option has made all required payments and has been issued a certificate for the shares of Company Stock acquired, the person exercising the Option shall possess no shareholder rights with respect to the shares.

         (d) Notwithstanding anything herein to the contrary, Options shall always be granted and exercised in such a manner as to conform to the provisions of Rule 16b-3.

     8. Nontransferability of Options. Options, by their terms, shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable, during the Eligible Director's lifetime, only by the Eligible Director.

     9. Effective Date of the Plan. This Plan shall be effective as of April 25, 1995, subject to approval of the Plan by the shareholders of the Company.

     10. Termination, Modification. If not sooner terminated by the Board, the Plan shall terminate at the close of business on April 24, 2005. No Options shall be awarded under the Plan after its termination. The Board may terminate the Plan or may amend the Plan in such respects as it shall deem advisable; provided that, if and to the extent required by Rule 16b-3, no change shall be made that increases the total number of shares of Company Stock reserved for issuance pursuant to Options granted under the Plan (except pursuant to Section 11), materially modifies the requirements as to eligibility for participation in the Plan, or materially increases the benefits accruing to Eligible Directors under the Plan, unless such change is authorized by the shareholders of the Company. If required by Rule 16b-3, the Plan may not be amended periodically, and in no event more often than every six months, except for amendments required to comply with changes in the Code or the rules thereunder. The Board may unilaterally amend the Plan and Options as it deems appropriate to ensure compliance with Rule 16b-3 and to cause Options to meet the applicable requirements of the Code. Except as provided in the preceding sentence, a termination or amendment of the Plan shall not, without the consent of the Eligible Director, adversely affect an Eligible Director's rights under an Option previously granted to the Eligible Director.

     11. Change in Capital Structure. In the event of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation or other change in the Company's capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or other securities to be issued under the Plan (under Options then outstanding and to be granted in the future), the exercise price, and any other relevant provisions shall be appropriately adjusted. If the adjustment would produce fractional shares with respect to any unexercised Options, the number of shares covered by the Option shall be adjusted so as to eliminate the fractional shares. The adjustments shall be made consistent with Rule 16b-3.



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     12. Notice.  All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows (a) if to the Company - at its principal business address to the attention of the Treasurer; (b) if to any Eligible Director - at the last address of the Eligible Director known to the sender at the time the notice or other communication is sent.

     13. Interpretation. The terms of this Plan are subject to all present and future rulings of the Securities Exchange Commission with respect to Rule 16b-3. If any provision of the Plan would cause the Plan to fail to meet the requirements of Rule 16b-3, then that provision of the Plan shall be void and of no effect. The terms of this Plan shall be governed by the laws of the Commonwealth of Virginia.













































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